The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale of securities is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 27, 2012

February , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0184 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the S&P 500® Index due February    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
The Dual Directional Trigger PLUS, or “Trigger PLUS,” offer the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the closing value of the S&P 500® Index from the pricing date to the valuation date (as measured solely on those two dates).  If the closing value of the S&P 500® Index increases from the pricing date to the valuation date, the Trigger PLUS offer a positive return at maturity equal to the percentage increase multiplied by a leverage factor, subject to the maximum payment at maturity.  If the closing value of the S&P 500® Index declines from the pricing date to the valuation date by no more than 20%, the Trigger PLUS offer a positive return at maturity equal to the percentage decline.  However, if the closing value of the S&P 500® Index declines by more than 20% from the pricing date to the valuation date, you will be negatively exposed to the full amount of the percentage decline of the S&P 500® Index and will lose 1% of the stated principal amount of your Trigger PLUS for every 1% of decline.  The Trigger PLUS are not principal protected.  The Trigger PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

The Trigger PLUS differ from the PLUS described in the accompanying PLUS product supplement in that the Trigger PLUS offer the potential for a positive return at maturity if the closing value of the S&P 500® Index declines by up to 20% from the pricing date to the valuation date.   The Trigger PLUS are not the Buffered PLUS described in the accompanying PLUS product supplement.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the closing value of the S&P 500® Index declines by more than 20% from the pricing date to the valuation date.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Underwriting fee and issue price” below)
Pricing date:	February , 2012 (expected to price on or about February 28, 2012)
Original issue date:	March , 2012 (three business days after the pricing date)
Maturity date:	February , 2014 (expected to be February 27, 2014)
Underlying index:	S&P 500® Index
Payment at maturity per Trigger PLUS:	■ If the final index value is greater than or equal to the initial index value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

■    If the final index value is less than the initial index value but greater than or equal to the trigger value:
$10 + ($10 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

■ If the final index value is less than the trigger value:
$10 × index performance factor
This amount will be less than $8.00 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Absolute index return:	The absolute value of the index percent change
Index percent change:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Leveraged upside payment:	$10 × leverage factor × absolute index return
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	February , 2014 (expected to be February 24, 2014), subject to postponement for non-underlying asset business days and certain market disruption events
Leverage factor:	150%
Trigger value:	80% of the initial index value
Maximum payment at maturity:	$12.20 to $12.70 per Trigger PLUS (122% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
CUSIP:	17317U238
ISIN:	US17317U2380
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Trigger PLUS	$10.000	$0.225	$9.775
Total	$	$	$
(1) The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Trigger PLUS. Please see “Syndicate Information” on page PS-7 for further details.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Trigger PLUS, is acting as principal and will receive an underwriting fee of $0.225 from Citigroup Funding Inc. for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.225 for each Trigger PLUS they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” on page PS-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

PLUS Product Supplement filed on May 16, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due February   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the S&P 500® Index due February    , 2014 (the “Trigger PLUS”) can be used:

■
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index from the pricing date to the valuation date (as measured solely on those two dates); however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of January 26, 2012, yield an average of 2.04% per year.  If the average dividend yield remained constant for the term of the Trigger PLUS, this would be equivalent to 4.08% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you

■	To obtain an unleveraged positive return for a certain range of negative performance of the underlying index from the pricing date to the valuation date (as measured solely on those two dates)
■	To outperform the underlying index in a moderately bullish or moderately bearish scenario

Maturity:	Approximately 2 years

Leverage factor:	150% (applicable only if the final index value is greater than the initial index value)

Maximum payment at maturity:	$12.20 to $12.70 per Trigger PLUS (122% to 127% of the stated principal amount) (to be determined on the pricing date)

Minimum payment at maturity:	None; you may lose up to all of the stated principal amount of the Trigger PLUS if the final index value is less than the trigger value

Trigger value:	80% of the initial index value

Coupon:	None

Listing:	The Trigger PLUS will not be listed on any securities exchange

All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 26, 2012:

Bloomberg Ticker Symbol:	SPX
Current Value:	1,318.43
52 Weeks Ago (on 1/27/2011):	1,299.54
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 10/3/2011):	1,099.23

S&P 500® Index – Daily Closing Values January 3, 2007 to January 26, 2012

February 2012	PS- 2

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale
This approximately 2-year investment offers the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the closing value of the S&P 500® Index from the pricing date to the valuation date (as measured solely on those two dates).  If the closing value of the S&P 500® Index increases from the pricing date to the valuation date, the Trigger PLUS offer a positive return at maturity equal to the percentage increase multiplied by a leverage factor, subject to the maximum payment at maturity.  If the closing value of the S&P 500® Index declines from the pricing date to the valuation date by no more than 20%, the Trigger PLUS offer a positive return at maturity equal to the percentage decline.  However, if the closing value of the S&P 500® Index declines by more than 20% from the pricing date to the valuation date, you will be negatively exposed to the full amount of the percentage decline of the S&P 500® Index and will lose 1% of the stated principal amount of your Trigger PLUS for every 1% of decline.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 26, 2012, the average dividend yield of those stocks was 2.04% per year, which, if the average dividend yield remained constant for the term of the Trigger PLUS, would be equivalent to 4.08% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance
The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance from the pricing date to the valuation date.

Absolute Return
The Trigger PLUS enable investors to obtain an unleveraged positive return if the closing value of the underlying index declines from the pricing date to the valuation date, so long as the final index value is greater than or equal to the trigger value.

Payment Scenario 1
The closing value of the underlying index is greater on the valuation date than on the pricing date.  At maturity, the Trigger PLUS are redeemed for the stated principal amount of $10 plus 150% of the absolute index return, subject to a maximum payment at maturity of $12.20 to $12.70 per Trigger PLUS (122% to 127% of the stated principal amount) (to be determined on the pricing date).  For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 15% at maturity.

Payment Scenario 2
The closing value of the underlying index is lower on the valuation date than on the pricing date but is greater than or equal to the trigger value.  At maturity, the Trigger PLUS are redeemed for the stated principal amount of $10 plus 100% of the absolute index return.  In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  For example, if the final index value is 10% less than the initial index value, the Trigger PLUS will provide a total return of 10% at maturity.

Payment Scenario 3
The closing value of the underlying index on the valuation date is less than the trigger value.  At maturity, the Trigger PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the full amount of the decline in the closing value of the underlying index from the pricing date to the valuation date.  This amount will be less than $8.00 per Trigger PLUS.  For example, if the closing value of the underlying index is 35% lower on the valuation date than on the pricing date, then the Trigger PLUS will be redeemed at maturity for $6.50, or 65% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS.

Summary of Selected Key Risks (see page PS-10)

■	Trigger PLUS do not guarantee return of any principal.

■	No interest payments.

■	The appreciation potential of the Trigger PLUS is limited.

■	Historically, the closing value of the underlying index has been volatile and has been affected by numerous factors.

■
The return on the Trigger PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors, and you may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

February 2012	PS- 3

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, and any actual or anticipated change to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

■
Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

■	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

■	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS.

■	The U.S. federal tax consequences of an investment in the Trigger PLUS are unclear.

February 2012	PS- 4

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. The Trigger PLUS differ from the PLUS described in the accompanying PLUS product supplement in that the Trigger PLUS offer the potential for a positive return at maturity if the closing value of the S&P 500® Index declines by up to 20% from the pricing date to the valuation date.   The Trigger PLUS are not the Buffered PLUS described in the accompanying PLUS product supplement.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the closing value of the S&P 500® Index declines by more than 20% from the pricing date to the valuation date.

At maturity, an investor will receive for each $10 stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2012 (expected to price on or about February 28, 2012)	March , 2012 (three business days after the pricing date)	February , 2014 (expected to be February 27, 2014)
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Syndicate Information” on page PS-7)
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Trigger PLUS:	■ If the final index value is greater than or equal to the initial index value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final index value is less than the initial index value but greater than or equal to the trigger value:
$10 + ($10 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

■ If the final index value is less than the trigger value:
$10 × index performance factor
This amount will be less than $8.00 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Absolute index return:	The absolute value of the index percent change
Leverage factor:	150%
Trigger value:	80% of the initial index value
Index percent change:	(final index value – initial index value) / initial index value
Leveraged upside payment:	$10 × leverage factor × absolute index return
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	February , 2014 (expected to be February 24, 2014), subject to postponement for non-underlying asset business days and certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.20 to $12.70 per Trigger PLUS (122% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Risk factors:	Please see “Risk Factors” beginning on page PS-10.
Clearing and settlement:	DTC

February 2012	PS- 5

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	17317U238
ISIN:	US17317U2380
Tax considerations:
Each holder, by purchasing a Trigger PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.
•     Upon a sale or exchange of the Trigger PLUS, or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their Trigger PLUS.  Special rules apply to Non-U.S. Holders whose gain on their Trigger PLUS is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could affect the value of the underlying index, and, accordingly, potentially affect the initial index value and the trigger value, and, therefore, affect the payment at maturity on the Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Trigger PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the

February 2012	PS- 6

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

assets of such plan or retirement account used to purchase the Trigger PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Trigger PLUS or (B) its acquisition and holding of the Trigger PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Trigger PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, is acting as principal and will receive an underwriting fee of $0.225, subject to reduction for volume purchase discounts, from Citigroup Funding for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.225, subject to reduction for volume purchase discounts, for each Trigger PLUS they sell.  See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Trigger PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly, without the prior written consent of the client.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Trigger PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

Syndicate Information

The actual price to public, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Trigger PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Trigger PLUS for Any Single Investor	Price to Public per Trigger PLUS	Underwriting Fee per Trigger PLUS	Selling Concession per Trigger PLUS
<$1,000,000	$10.0000	$0.2250	$0.2250
>= $1,000,000 and <$3,000,000	$9.9625	$0.1875	$0.1875
>=$3,000,000 and <$5,000,000	$9.9438	$0.1688	$0.1688
>=$5,000,000	$9.9250	$0.1500	$0.1500

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Trigger PLUS distributed by such dealers.

We encourage you to also read the accompanying PLUS product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document, before you invest in the Trigger PLUS.

February 2012	PS- 7

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 26, 2012, the average dividend yield of those stocks was 2.04% per year, which, if the average dividend yield remained constant for the term of the Trigger PLUS, would be equivalent to 4.08% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	150%

Trigger value:	80% of the initial index value

Hypothetical maximum payment at maturity:	$12.45 per Trigger PLUS (124.50% of the stated principal amount)

Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

■
If the final index value is greater than or equal to the initial index value, investors will receive the $10 stated principal amount plus 150% of the percentage increase in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 116.33% of the initial index value.

February 2012	PS- 8

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

■	For example, if the final index value has increased from the initial index value by 10%, investors will receive a 15% return, or a payment of $11.50 per Trigger PLUS, at maturity.

■	If the final index value has increased from the initial index value by 50%, investors will only receive a 24.50% return at maturity, or the maximum payment at maturity of $12.45 per Trigger PLUS.

■
If the final index value is less than the initial index value but greater than or equal to the trigger value, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

■	For example, if the final index value has declined from the initial index value by 10%, investors will receive a 10% return, or a payment of $11.00 per Trigger PLUS, at maturity.

■
If the final index value is less than the trigger value, investors will receive at maturity an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value.  This amount will be less than $8.00 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

■
For example, if the final index value is 35% lower than the initial index value, investors will lose 35% of their principal and receive only $6.50 per Trigger PLUS, or 65% of the stated principal amount, at maturity.

February 2012	PS- 9

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

■
Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the trigger value (which is 80% of the initial index value), you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 20% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates). There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.

■
The appreciation potential of the Trigger PLUS is limited. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $12.20 to $12.70 per Trigger PLUS, or 122% to 127% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 122% to 127% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than 14.67% to 18.00% of the initial index value will not increase the return on the Trigger PLUS.  Moreover, the return potential of the Trigger PLUS in the event that the closing value of the underlying index declines from the pricing date to the valuation date is limited to a maximum of 20%.  Any decline in the closing value of the underlying index of greater than 20% from the pricing date to the valuation date will result in a loss, rather than a positive return, on the Trigger PLUS.

■
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2007 to January 26, 2012, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15.  If significant volatility results in a final index value that exceeds the initial index value by more than 22% to 27% (to be determined on the pricing date), the maximum payment at maturity will cause the Trigger PLUS to underperform a direct investment in the underlying index.  If significant volatility results in a final index value that is less than the trigger value, you will incur a significant loss on your investment in the Trigger PLUS.

■
Potential for a lower comparable yield. The Trigger PLUS do not pay any periodic interest and do not guarantee the return of any principal at maturity. As a result, if the final index value does not increase sufficiently from the initial index value, taking into account the leverage factor, or the final index value does not decrease sufficiently from the initial index value, or the final index value is less than the trigger value, the effective yield on the Trigger PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Trigger PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, to pay all amounts due on the Trigger PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Trigger PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Trigger PLUS.

■
Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive

February 2012	PS- 10

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  As of January 26, 2012, the stocks that constitute the underlying index averaged a dividend yield of 2.04% per year.  If this average dividend yield were to remain constant for the term of the Trigger PLUS, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 4.08% (calculated on a simple interest basis) by investing in the Trigger PLUS instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Trigger PLUS.

■
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Trigger PLUS, as well as the cost of hedging our obligations under the Trigger PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Trigger PLUS are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine, among other things, the initial index value, the trigger value, the final index value and the absolute index return or index performance factor, as applicable, and will calculate the amount of cash you will receive at maturity, if any. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates expect to hedge our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, in swaps, futures and/or options contracts on the underlying index as well as in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and the trigger value. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could affect the value of the underlying index on the valuation date.  Accordingly, these hedging or trading activities could affect the amount of cash, if any, an investor will receive at maturity.

February 2012	PS- 11

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

■
The U.S. federal tax consequences of an investment in the Trigger PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should review carefully the section of the accompanying PLUS product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2012	PS- 12

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Information about the S&P 500® Index

General. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard & Poor’s Financial Services LLC (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of January 26, 2012, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of January 26, 2012, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.83%), Consumer Staples (10.96%), Energy (12.07%), Financials (14.08%), Health Care (11.66%), Industrials (11.00%), Information Technology (19.38%), Materials (3.70%), Telecommunication Services (2.71%) and Utilities (3.60%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE TRIGGER PLUS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index. On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

¡	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

¡	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

¡
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

February 2012	PS- 13

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Trigger PLUS.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Trigger PLUS or any member of the public regarding the advisability of investing in securities generally or in the Trigger PLUS particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Trigger PLUS. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Trigger PLUS into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Trigger PLUS to be issued or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE TRIGGER PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

February 2012	PS- 14

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

February 2012	PS- 15

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due March   , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in the period from January 3, 2007 through January 26, 2012. The closing value of the underlying index on January 26, 2012 was 1,318.43. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. Historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,067.95	1,067.95
Third Quarter	1,148.67	1,137.09	1,141.20
Fourth Quarter	1,259.78	1,269.75	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter (through January 26, 2012)	1,326.06	1,277.06	1,318.43

Additional Considerations

If no closing value of the underlying index is available on the valuation date, the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Trigger PLUS, the Trigger PLUS will bear interest, payable upon demand of the beneficial owners of the Trigger PLUS in accordance with the terms of the Trigger PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2012	PS- 16

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying PLUS product supplement, prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Dual Directional Trigger PLUS Based on
the Value of the S&P 500® Index

Due February    , 2014
$10 Stated Principal Amount per Trigger PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
February   , 2012

(Including PLUS Product Supplement Dated May 16,
2011, Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

TABLE OF CONTENTS
Page
Pricing Supplement
Summary Terms	PS-1
Investment Overview	PS-2
S&P 500® Index Overview	PS-2
Key Investment Rationale	PS-3
Summary of Selected Key Risks	PS-3
Fact Sheet	PS-5
Syndicate Information	PS-7
How Trigger PLUS Work	PS-8
Risk Factors	PS-10
Information about the S&P® 500 Index	PS-13
Historical Information	PS-16
Additional Considerations	PS-16

PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28